Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

DUCOMMUN LABARGE TECHNOLOGIES, INC.,

as the Seller,

DUCOMMUN INCORPORATED,

as the Parent,

LABARGE ELECTRONICS, INC.,

as the Company,

and

INTERVALA, LLC,

as the Buyer

Dated as of January 22, 2016

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of January 22, 2016 (this “Agreement”), by and among Ducommun LaBarge Technologies, Inc., a Delaware corporation (the “Seller”), Ducommun Incorporated, a Delaware corporation (the “Parent”), LaBarge Electronics, Inc., a Missouri corporation (the “Company”), and Intervala, LLC, a Delaware limited liability company (the “Buyer”).

RECITALS

A. The Seller owns 100% of the issued and outstanding shares (the “Shares”) of common stock, par value $1.00 per share (the “Common Stock”), of the Company.

B. The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Shares.

C. The Parent owns 100% of the issued and outstanding equity securities of the Seller and, as a result, will gain substantial benefits from the consummation of the sale of the Shares by the Seller to the Buyer.

D. Concurrently with the execution of this Agreement, and as a condition and inducement to the Seller’s willingness to enter into this Agreement, the Buyer is depositing Two Million Dollars ($2,000,000) in immediately available funds (the “Deposit”) with the Seller to secure the Buyer’s obligation to pay the Buyer Termination Fee.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any lawsuit, arbitration, audit, investigation, hearing or similar formal proceeding by or before any Governmental Authority.

“Adjusted Purchase Price” means the Purchase Price after giving effect to the adjustments set forth in Section 2.3.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Assignment Agreement, the Transition Services Agreement and any certificates required to be delivered in connection with this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

“Cash” means, as at a specified date, the aggregate amount of all cash, cash equivalents and marketable securities held by the Company.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Contract” means any agreement, contract or obligation that is, in each case, legally binding.

“Control,” including the terms “controlled by” and “under common control with,” means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise or (b) the direct or indirect ownership by one Person of fifty percent (50%) or more of the outstanding voting securities of the second Person.

“Damages” means actual losses, damages, liabilities, assessments, costs and expenses, including reasonable attorneys’ fees, reasonable experts’ fees and reasonable expenses of suit (including reasonable travel expenses and discovery costs).

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest, judgment, equitable interest, right of first refusal or right of first offer, or other restriction or encumbrance of any kind (other than those created under applicable securities laws) including any restriction on competition, voting, transfer, receipt of income or exercise of any attribute of ownership.

“Enterprise Value” means Thirty Eight Million Five Hundred Thousand Dollars ($38,500,000).

“Estimated Purchase Price” means (i) the Enterprise Value, plus (ii) the Estimated Cash, plus (iii) the Working Capital Overage, if any, minus (iv) the Estimated Indebtedness minus (v) the Working Capital Underage, if any, minus (vi) the Deposit.

“Fraud” means, with respect to a party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article III, IV or V (as applicable), provided that such actual and intentional fraud of the Seller, the Company or the Buyer, as the case may be, shall only be deemed to exist if any of the individuals included in the definition of “Knowledge” with respect to such party, as applicable, had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such party pursuant to, in the case of the Seller, Article III as qualified by the Disclosure Schedules, in the case of the Company, Article IV as qualified by the Disclosure Schedules, or in the case of the Buyer, Article V, were actually breached when made, with the express intention that the other party rely thereon to its detriment.

“Fundamental Representations” means the representations and warranties set forth in Section 3.2 (Authority), Section 3.4 (Shares), Section 3.5 (Brokers), Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Capitalization), Section 4.5(a) (Equity Interests), Section 4.21 (Brokers), Section 5.1 (Organization and Qualification), Section 5.2 (Authority) and Section 5.4 (Brokers).

“GAAP” means United States generally accepted accounting principles as in effect as of the date of the relevant financial statements.

“Governmental Authority” means any United States federal, state, local, municipal, or foreign governmental, regulatory or administrative agency, branch, or department or any judicial or arbitral body, in each case, exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, taxing, or other governmental power or authority of any similar nature.

“Indebtedness” means, as at a specified date, without duplication (i) the amount of all obligations for borrowed money of the Company (including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) liabilities of the Company evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) all obligations, contingent or otherwise, of the Company in respect of any letters of credit or bankers’ acceptances (to the extent drawn), (iv) any interest rate swap, forward contract or other hedging arrangement of the Company and (v) all obligations (including accrued interest) without duplication under a lease agreement that would be capitalized pursuant to GAAP but excluding any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases unless such breakage costs, prepayment penalties, fees or other similar amounts are due and will be paid at the Closing.

“Intellectual Property” means all intellectual property and industrial property rights, and all rights, interests, and protections that are similar to any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world or otherwise, whether registered or unregistered, including any and all: (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights, and other similar designations of source, sponsorship, association, or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (iii) works of authorship, expressions, designs and design registrations, whether or not copyrightable, and all registrations, applications for registration and renewals of such copyrights; (iv) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (v) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions, and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (vi) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases, and other related specifications and documentation.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” (i) with respect to the Company or the Seller, means the actual (but not constructive or imputed) knowledge of a referenced fact or other matter of the persons listed in Schedule 1.1(a) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) without any implication of verification or investigation concerning such knowledge and (ii) with respect to the Buyer, means the actual (but not constructive or imputed) knowledge of a referenced fact or other matter of the persons listed in Schedule 1.1(b) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) without any implication of verification or investigation concerning such knowledge.

“Law” means any constitution, statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“Lease Agreement” means that certain Lease Agreement by and between Regional Industrial Development Corporation of Southwestern Pennsylvania and the Seller, dated as of October 28, 2005, as amended by the First Amendment to Lease dated as of August 16, 2006, as amended by the Second Amendment to Lease dated as of December 16, 2010, as amended by the Third Amendment to Lease, dated as of May 27, 2011, as amended by the Fourth Amendment to Lease dated as of September 10, 2013, and as modified by that certain Assignment and Assumption and Consent to Assignment and Assumption of Lease dated as of December 29, 2015.

“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Material Adverse Effect” means any event, change, occurrence or effect that (i) would have a material adverse effect on the business, financial condition or results of operations of the Company or (ii) would prevent, materially delay or materially impede the performance by the Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby, other than any event, change, occurrence or effect arising out of or resulting from (A) changes in general economic, financial market, business, regulatory or geopolitical conditions, (B) general changes or developments in any of the industries in which the Company operates, (C) natural disasters or calamities, (D) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (E) changes in global, national or regional political conditions (including any outbreak or escalation of hostilities or any acts of war or terrorism), (F) the announcement or pendency of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein (provided, that the exceptions in this clause (F) shall not apply to any breach of any representation or warranty contained in Section 3.3, Section 4.3 and Section 4.9 (or any portion thereof), in each case to the extent that the purpose of such representations or warranties (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or satisfaction of conditions under this Agreement), or (G) any action taken by the Company which is required in connection with this Agreement (provided, that, for the avoidance of doubt, the exception in this clause (G) shall not apply to actions taken by the Company in the Ordinary Course of Business) or (H) any actions taken (or omitted to be taken) at the request of the Buyer; provided, however, that with respect to clauses (A)-(E), the impact of such event, change, occurrence or effect does not have a disproportionately adverse impact on the Company when compared against similarly situated Persons. For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the Company and not against any forward-looking statements, financial projections or forecasts of the Company.

“Net Working Capital” means, as at the Closing Date and without duplication and excluding any (i) Cash, (ii) Indebtedness and (iii) all taxes, current or deferred, an amount (which may be positive or negative) equal to (w) accounts receivable, plus (x) inventory, minus (y) accounts payable, minus (z) accrued liabilities, in each case as shown on the consolidated balance sheet of the Company as of such date, in each case net of any applicable reserves, allowances or credits as shown thereon, and calculated in accordance with the Applicable Accounting Principles.

“Ordinary Course of Business” means, with respect to the Company, business conducted or an action taken by the Company which is consistent in nature, scope, and magnitude with its past practices.

“Organizational Documents” means, to the extent applicable, (i) the articles or certificate of incorporation and bylaws of a corporation; (ii) the certificate or articles of organization or formation and the operating agreement of a limited liability company; (iii) any other charter or similar document adopted or filed in connection with the creation, formation, or organization of an entity; and (iv) any amendment to any of the foregoing.

“Owned Real Property” means the real property owned by the Company, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Company for a period greater than 60 days, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) non-exclusive outbound licenses of Intellectual Property, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities and (v) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not materially interfere with the present use of the assets of the Company.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Post-Closing Period” means any taxable period that ends after the Closing Date.

“Pre-Closing Period” means any taxable period that ends on or before the Closing Date.

“Purchase Price” means (i) the Estimated Purchase Price, subject to adjustment in accordance with Section 2.3, plus (ii) the Deposit.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, consultants, legal counsel, bankers and other representatives of such Person.

“Return” means any return, declaration, report, statement, information statement and other document required to be filed with any Governmental Authority with respect to Taxes or in connection with the determination, assessment, collection, or payment of any Tax.

“Seller Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Target Net Working Capital” means Nine Million Dollars ($9,000,000.00).

“Tax Group” means any affiliated, combined, consolidated, unitary, or other group that includes the Parent, the Seller or any of their Subsidiaries.

“Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including all income, gross receipts, franchise, excise, transfer, severance, value added, ad valorem, social security, unemployment, disability, stamp, sales, goods and services, use, wage, payroll, withholding, employer health, workers’ compensation, employment, occupation, business, real property and personal property taxes; taxes measured by or imposed on capital or capital stock; levies, duties, customs, import, license, and legislation fees; any other taxes, including assessments in the nature of taxes.

“Transition Services Agreement” means that certain Transition Services Agreement dated as of the date hereof by and between the Seller and the Buyer.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Acquisition Engagement	11.20(a)
Affected Employees	6.7(a)
Agreement	Preamble
Allocation Schedule	7.7(b)
Applicable Accounting Principles	2.3(a)
Assignment Agreement	6.5(b)
Balance Sheet	4.6(a)
Buyer	Preamble
Buyer Indemnified Parties	9.2
Buyer Termination Fee	10.3(a)
CERCLA	4.16(e)(iv)
Claim Information	9.4(b)
Closing	2.2(a)
Closing Cash	2.3(b)
Closing Date	2.2(a)
Closing Indebtedness	2.3(b)
Closing Net Working Capital	2.3(b)
Common Stock	Recitals
Company	Preamble
Confidentiality Agreement	6.8
D&O Indemnified Parties	6.12(a)
Deductible Amount	9.5(a)(iii)
Deposit	Recitals
Disclosure Schedules	Article III

Definition	Location
Ducommun Credit Agreement	2.2(b)(iii)
Election Forms	7.7(a)
Employee Plans	4.10(a)
Environmental Laws	4.16(e)(i)
Environmental Permits	4.16(e)(ii)
ERISA	4.10(a)
Estimated Cash	2.3(a)
Estimated Indebtedness	2.3(a)
Estimated Net Working Capital	2.3(a)
Facilities	4.16(e)(iii)
FCPA	4.20
Final Closing Statement	2.3(b)
Financial Statements	4.6(a)
Gibson Dunn	11.20(a)
Guarantees	6.11
Hazardous Substances	4.16(e)(iv)
Indemnified Party	9.4(a)
Indemnifying Party	9.4(a)
Independent Accounting Firm	2.3(d)
Interim Financial Statements	4.6(a)
Material Contracts	4.15(a)
Material Customers	4.18
Material Vendors	4.18
Net Adjustment Amount	2.3(g)(i)
Notice of Disagreement	2.3(c)
Parent	Preamble
Permits	4.8(c)
Potential Contributor	9.6
Preliminary Closing Statement	2.3(a)
Release	4.16(e)(v)
Remediation	4.16(e)(vi)
Restricted Customer	6.14
Restricted Part Numbers	6.14
Sample Statement	2.3(a)
Section 336(e) Consideration	7.7(b)
Section 336(e) Election	7.7(a)
Seller	Preamble
Seller Indemnified Parties	9.3
Shares	Recitals
Strata	6.14
Termination Date	10.1(c)
Third Party Claim	9.4(a)
Varian	6.14

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver the Shares to the Buyer and the Buyer shall purchase the Shares from the Seller, for the consideration specified in this Article II.

Section 2.2 Closing.

(a) The sale and purchase of the Shares shall take place at a closing (the “Closing”) to be held at the offices of Buyer’s counsel, at 10:00 a.m., Eastern time on January 22, 2016, or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing. The Closing may be consummated electronically by the exchange of executed counterparts of, and the delivery of all deliverables required pursuant to, this Agreement in portable document format (PDF). The day on which the Closing takes place is referred to as the “Closing Date.” Notwithstanding the foregoing, the parties agree that the Closing shall be deemed to be effective as of the close of business on the Closing Date.

(b) At the Closing:

(i) the Buyer shall deliver or cause to be delivered to the Seller cash in an amount equal to the Estimated Purchase Price;

(ii) the Seller shall retain the Deposit, which Seller shall apply as a component of the Purchase Price;

(iii) the Seller shall deliver or cause to be delivered to the Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed; and

(iv) the Seller shall deliver or cause to be delivered to the Buyer an executed release agreement between the Company and Bank of America, N.A., evidencing the release of the Company from any obligations under that certain Credit Agreement, dated as of June 26, 2015, among Ducommun Incorporated, certain of its subsidiaries, Bank of America, N.A., as administrative agent, swingline lender and issuing bank, and other lenders party thereto (the “Ducommun Credit Agreement”), and release of related liens.

(c) All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two Business Days prior to the applicable payment date.

Section 2.3 Purchase Price Adjustments.

(a) At least two Business Days prior to the Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a statement (the “Preliminary Closing Statement”) setting forth a good faith estimate of the Company’s (i) Net Working Capital (the

“Estimated Net Working Capital”), (ii) Indebtedness (the “Estimated Indebtedness”), and (iii) Cash (the “Estimated Cash”), each determined as of the Closing Date (without giving effect to the transactions contemplated herein), based on the Seller’s books and records and other information available at the Closing and (iii) on the basis of the foregoing, a calculation of the Estimated Purchase Price. Estimated Net Working Capital, Estimated Indebtedness and Estimated Cash shall be calculated on a basis consistent with the accounting principles, practices, assumptions, conventions and policies utilized in the preparation of the Company’s October 3, 2015 balance sheet (the “Applicable Accounting Principles”). An illustrative example of a Preliminary Closing Statement and calculation of Net Working Capital, Indebtedness and Cash is set forth as Exhibit A (the “Sample Statement”).

(b) Within 60 days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller a written statement (the “Final Closing Statement” ) that shall include and set forth a calculation in reasonable detail of the actual (i) Net Working Capital (the “Closing Net Working Capital”), (ii) Indebtedness (the “Closing Indebtedness”) and (iii) Cash (the “Closing Cash”), each determined as of the Closing Date (without giving effect to the transactions contemplated herein). The Final Closing Statement (i) shall be prepared on a basis consistent with the Applicable Accounting Principles and the Sample Statement and (ii) shall be based exclusively on the facts and circumstances as they exist immediately prior to the Closing and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring on or after the Closing Date. To the extent any actions following the Closing with respect to the accounting, books and records of the Company on which the Final Closing Statement and the foregoing calculations are to be based are not consistent with the Applicable Accounting Principles, such changes shall not be taken into account in preparing the Final Closing Statement or calculating amounts reflected thereon.

(c) The Final Closing Statement shall become final and binding on the 45th day following delivery thereof, unless prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness and/or Closing Cash, as set forth in the Final Closing Statement. The Seller shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness and/or Closing Cash not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.3(d).

(d) During the 15 day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness and/or Closing Cash as specified therein. Any disputed items resolved in writing between the Seller and the Buyer within such 15 day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Buyer in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness and/or Closing Cash, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Seller and the Buyer have not resolved all such differences by the end of such 15 day period, the Seller and the Buyer shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness and/or Closing Cash, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness and/or Closing Cash. The Independent Accounting Firm shall be Deloitte LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Seller and the Buyer. The Buyer and the Seller shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Seller’s respective calculations of the Closing Net Working Capital, Closing Indebtedness and/or Closing Cash that are identified as being items and amounts to which the Buyer and the Seller have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles and the Sample Statement and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness and/or Closing Cash shall be based solely on written materials submitted by the Buyer and the Seller (i.e., not on independent review). The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 11.9. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

(e) The costs of any dispute resolution pursuant to this Section 2.3, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(f) The Buyer and the Seller will, and will cause the Company (in the case of the Seller, prior to the Closing and, in the case of the Buyer, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.3) to afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.3. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.3; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(g) The Purchase Price shall be adjusted, upwards or downwards, as follows:

(i) For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.3 minus the Estimated Net Working Capital, minus (B) the Closing Indebtedness as finally determined pursuant to this Section 2.3 minus the Estimated Indebtedness, plus (C) the Closing Cash as finally determined pursuant to this Section 2.3 minus the Estimated Cash;

(ii) If the Net Adjustment Amount is positive, the Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount, and the Buyer shall pay the Net Adjustment Amount to the Seller; and

(iii) If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount, and the Seller shall pay the Net Adjustment Amount to the Buyer.

(h) Amounts to be paid pursuant to Section 2.3(g) shall bear interest from the Closing Date to the date of such payment at a rate equal to the rate of interest five percent (5%) per annum, calculated on the basis of a year of 365 days and the number of days elapsed. Payments in respect of Section 2.3(g) shall be made within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.3 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as follows:

Section 3.1 Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

Section 3.2 Authority. The Seller has the corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will have been, duly executed and delivered by the Seller and, assuming due execution and delivery by each of the other parties hereto and thereto (other than the Company), this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3 No Conflict; Required Filings and Consents. Except as set forth on Schedule 3.3 of the Disclosure Schedules, the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a) conflict with or violate the Organizational Documents of the Seller;

(b) conflict with or violate any Law applicable to the Seller or by which any property or asset of the Seller is bound or affected; or

(c) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material Contract to which the Seller is a party;

except, in the case of clause (b) or (c), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or that arise as a result of any facts or circumstances relating to the identity or operations of the Buyer or any of its Affiliates.

Section 3.4 Shares. The Seller is the record and beneficial owner of the Shares. The Seller has the right, authority and power to sell, assign and transfer the Shares to the Buyer. Upon delivery to the Buyer of certificates for the Shares at the Closing, the Buyer’s payment of the Purchase Price and registration of the Shares in the name of the Buyer in the stock records of the Company, the Buyer shall acquire good, valid and marketable title to the Shares, free and clear of any Encumbrance other than Encumbrances created by the Buyer.

Section 3.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

Section 3.6 Exclusivity of Representations and Warranties. Neither the Seller nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Seller of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article III, and the Seller hereby disclaims any such other representations or warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company hereby represents and warrants to the Buyer as follows:

Section 4.1 Organization and Qualification. The Company is (i) a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. A list of all jurisdictions where the Company and each Subsidiary is so qualified is set forth on Schedule 4.1. The Company does not conduct business under or otherwise uses, for any purpose or in any jurisdiction, any fictitious, assumed, or trade name, provided that Buyer acknowledges that certain assets of the Company have previously been held, and business may have been conducted, in the name of Seller or its Affiliates. The Seller has made available to Buyer true and correct copies of the Organizational Documents of the Company, as currently in effect.

Section 4.2 Authority. The Company has the corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto (other than the Seller), this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a) conflict with or violate the Organizational Documents of the Company; or

(b) conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected; or

(c) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any Material Contract;

except, in the case of clause (b) or (c) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that arise as a result of any facts or circumstances relating to the identity or operations of the Buyer or any of its Affiliates. With respect to clauses (b) or (c), the Seller has no Knowledge of any conflicts, violations, breaches, defaults or other occurrences that arise as a result of any facts or circumstances relating to the identity or operations of the Buyer or any of its Affiliates.

Section 4.4 Capitalization. The Company’s authorized and outstanding capital stock is as set forth in Schedule 4.4 of the Disclosure Schedules. All of the Company’s issued and outstanding capital stock is validly issued, fully paid and nonassessable. The Shares constitute all of the issued and outstanding capital stock of the Company. There are no outstanding obligations, options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to, or make any investment in, any other Person. There are no agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of the Company. There are no outstanding (i) securities convertible into or exchangeable or exercisable for any shares of capital stock of the Company or (ii) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

Section 4.5 Equity Interests; Certain Affiliate Arrangements.

(a) The Company has no Subsidiaries. The Company does not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in, any Person.

(b) Schedule 4.5(b) sets forth a complete and accurate list of all intercompany and intracompany accounts or Contracts between the Company on the one hand, and the Seller or any of its Affiliates (other than the Company), on the other hand.

Section 4.6 Financial Statements and Related Matters.

(a) Copies of the unaudited balance sheet of the Company as at December 31, 2014, and the related unaudited statement of income, of the Company (collectively referred to as the “Financial Statements”) and the unaudited balance sheet of the Company as at October 3, 2015 (the “Balance Sheet”), and the related consolidated statement of income, of the Company

(collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 4.6(a) of the Disclosure Schedules. Except as set forth in Schedule 4.6(a) of the Disclosure Schedules, each of the Financial Statements and the Interim Financial Statements (i) has been prepared in accordance with GAAP consistently applied throughout the periods covered by the Financial Statements and the Interim Financial Statements (except with respect to the presentation thereof and lack of any footnotes thereto), (ii) has been derived from the books and records of the Company, and (iii) presents fairly in all material respects the financial condition of the Company as of such dates and the results of operations of the Company for such periods, provided, however, that the Interim Financial Statements are subject to normal year-end adjustments. The accounts receivable, inventory, accounts payable and accrued liabilities set forth on the Balance Sheet are fairly presented in all material respects in accordance with GAAP as of such date subject to normal year-end adjustments.

(b) The Company has no Indebtedness.

Section 4.7 Absence of Certain Changes or Events. Since the date of the Balance Sheet, the business of the Company has been conducted, in all material respects, in the Ordinary Course of Business and there has not occurred:

(a) any Material Adverse Effect;

(b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company, whether or not covered by insurance;

(c) other than transfers contemplated by the Assignment Agreement, any transfer, assignment, sale, or other disposition of any material asset or property owned or leased by the Company, including any material rights under or with respect to any Intellectual Property;

(d) any amendment to the Organizational Documents of the Company;

(e) any material increase or material alteration to the compensation paid or payable by the Company, whether conditionally or otherwise, to any employee of the Company, other than in the Ordinary Course of Business;

(f) the making of any contractual commitment with respect to capital expenditures (other than capital expenditures that have already been paid or that are included in accounts payable for purposes of the definition of Net Working Capital), in excess of $100,000;

(g) any reclassification, combination, split, subdivision or redemption, or purchase or other acquisition, directly or indirectly, of any of the Company’s capital stock or any other change with respect to the Company’s capital structure;

(h) any issuance or sale of any shares of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or equity interests;

(i) other than cash payments or distributions to Seller or any of its Affiliates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of the Company’s capital stock or equity interests (including the Shares) or repurchase, redemption or other reacquisition of any shares of capital stock or equity interests (including the Shares) or other securities of the Company, nor has the Company agreed to do any of the foregoing;

(j) the adoption of any plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company;

(k) any acquisition of any corporation, partnership, limited liability company, other business organization or division thereof or any assets other than in the Ordinary Course of Business, in each case that is material, individually or in the aggregate, to the Company; or

(l) any Contract or commitment (other than this Agreement) to take any of the actions referred to in clauses (c)-(k) above.

Section 4.8 Compliance with Law; Permits.

(a) The Company is and has been in compliance with all Laws applicable to it, in all material respects. To the Knowledge of the Company, the Company has not received, since January 1, 2012, any written notice or other communication from any Governmental Authority or any other Person that the Company is not in compliance in any material respect with any Law applicable to it.

(b) Schedule 4.8(b) lists all awards, decisions, injunctions, judgments, orders, rulings, subpoenas or verdicts entered, issued, made or rendered by any Governmental Authority against the Company since January 1, 2012 that are in effect on the date hereof. The Company is in material compliance with each of the items set forth on Schedule 4.8(b).

(c) The Company is, or will at the Closing be, in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the Company to own, lease and operate its properties and to carry on its business as currently conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect. All such Permits have been made available to Buyer and are in effect on the date hereof and the Company is not, in any material respect, in breach or violation of, or default under, any such Permit. The Company will continue to have the use and benefit of all Permits following the consummation of the transactions contemplated hereby. The Company has not received any written notice or written communication from a Governmental Authority regarding any material change in the status or terms and conditions of any such Permits.

(d) No representation or warranty is made under this Section 4.8 with respect to Taxes, which is covered exclusively by Section 4.14.

Section 4.9 Litigation. Except as set forth on Schedule 4.9, as of the date hereof, there is no Action by or against the Company pending, or to the Knowledge of the Company, threatened in writing that involves or directly affects the Company or that would affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. The Company has made available to Buyer copies of all pleadings, correspondence and other documents relating to all of the Actions set forth on Schedule 4.9.

Section 4.10 Employee Benefit Plans.

(a) Schedule 4.10(a) of the Disclosure Schedules sets forth (i) a list of all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by the Company for (A) the benefit of any employee of the Company or (B) in which any employee of the Company participates and (ii) a list of all material employment, termination, severance or other Contracts, pursuant to which the Company currently has any obligation with respect to any employee of the Company (collectively, the “Employee Plans”). The Seller has made available to the Buyer a true and complete copy of each written Employee Plan and all current applicable summary plan descriptions and the most recent determination letter from the IRS with respect to any Employee Plan. Except as set forth on Schedule 4.10(a)(ii) of the Disclosure Schedules, none of the Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

(b) The Company is not a party to any Contract that could, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated by this Agreement, including the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(c) The Company has paid in full all amounts due and payable that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the Closing Date.

(d) The Company is, and at all times since January 1, 2011 has been, in compliance in all material respects with the applicable continuation requirements for their welfare benefit plans, including (i) § 4980B of the Code (as well as its predecessor provision, § 162(k) of the Code) and §§ 601 through 608, inclusive, of ERISA, and (ii) any applicable state statues mandating health insurance continuation coverage for employees.

(e) Each Employee Plan that is intended to be qualified under § 401(a) of the Code has received a favorable determination letter from the IRS (or in the case of a master or prototype plan, a favorable opinion letter on which it can rely), and the Company has no Knowledge of any fact or circumstance that could result in revocation of any such favorable determination letter.

(f) With respect to each Employee Plan, (i) neither such Employee Plan nor, to the Knowledge of the Company, any plan fiduciary has engaged in a prohibited transaction as defined in § 406 of ERISA (for which no individual or class exemption exists under ERISA) or any prohibited transaction as defined in § 4975 of the Code (for which no individual or class exemption exists under the Code) involving such Employee Plan that resulted in any liability that has not been satisfied; ; (ii) such Employee Plan has been established, maintained, funded, and administered in all material respects in accordance with (A) its governing documents and (B) any applicable provisions of ERISA, the Code, and final regulations promulgated thereunder; and (iii) to the extent applicable, is in all material respects in compliance with § 409A of the Code.

Section 4.11 Labor and Employment Matters.

(a) The Company is not a party to any labor or collective bargaining Contract that pertains to employees of the Company. To the Knowledge of the Company, (i) there are no organizing activities or collective bargaining arrangements that would affect the Company pending or under discussion with any labor organization or group of employees of the Company and (ii) there are no lockouts, strikes, slowdowns or work stoppages pending or threatened by or with respect to any employees of the Company.

(b) The Company is in compliance in all material respects with all applicable Laws concerning employment and employment practices, wages and hours, and independent contractor arrangements.

Section 4.12 Real Property.

(a) The Company has no Owned Real Property.

(b) Schedule 4.12(b) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor of each such parcel of Leased Real Property. The Company has a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. The Seller has made available to Buyer true, correct and complete copies of all written leases for such Leased Real Property, with any amendments modifications, supplements, endorsements, renewals, letter agreements and assignments related thereto.

(c) With respect to the Leased Real Property:

(i) Neither the Company, as tenant of the Leased Real Property, nor, to the Knowledge of the Company, any of the lessors under of the Leased Real Property is in material default under any of the leases for the Leased Real Property, and to the Knowledge of the Company no lessor has made any written claim of any breach or default by the Company, as tenant, under any of the leases for the Leased Real Property; and

(ii) There are no leases, subleases, or other agreements in effect under which the Company has granted to any Person any right to the possession, use, or occupancy of the Leased Real Property as tenant or subtenant.

(d) To the Knowledge of the Company, (i) no Governmental Authority having power of eminent domain over the Leased Real Property has commenced exercise or has proposed to exercise the power of eminent domain or a similar expropriation power with respect to all or any part of the Leased Real Property, (ii) there are no pending or threatened condemnation Actions relating to the Leased Real Property.

Section 4.13 Intellectual Property. Schedule 4.13 of the Disclosure Schedules sets forth a true and complete list of all material patents and patent applications, registered trademarks or service marks and applications to register any trademarks or service marks and registered copyrights and applications for registration of copyrights owned by the Company. Upon the completion of the transactions contemplated by the Assignment Agreement and the Transition Services Agreement, the Company will be the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Intellectual Property set forth on Schedule 4.13 of the Disclosure Schedules (with such right, title, and interest being valid, subsisting, and enforceable), and has the valid right to use such Intellectual Property and, to the Knowledge of the Company, except to the extent any such Intellectual Property is not assignable, all other material Intellectual Property used in or necessary for the conduct of the Company’s business, in each case, free and clear of Encumbrances. To the Knowledge of the Company, no claims have been asserted or threatened in writing in the three years prior to the date hereof that use by the Company of any Intellectual Property owned by the Company infringes the Intellectual Property of any third party. Other than as disclosed in Schedule 4.3 of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement shall not result in the loss or impairment of or payment of any additional amounts with respect to the Company’s rights to own, use, or hold for use any material Intellectual Property. The parties agree that for purposes of this Section 4.13, the only software that is material to the Company is the software used by the Company pursuant to the Software License Agreement by and between Infor Global Solutions (Michigan), Inc. (as successor-in-interest to MAPICS, Inc.) and LaBarge, Inc., dated as of February 23, 2004, as amended, which software the parties refer to as “Syteline”. To the Knowledge of the Company, (i) the conduct of the Company’s business as currently and formerly conducted, and the products and services of the Company have not infringed or otherwise violated, and do not and shall not infringe or otherwise violate the Intellectual Property or other rights of any Person, (ii) no Person has infringed or otherwise violated, or is currently infringing or otherwise violating, any Intellectual Property owned by the Company in any material manner.

Section 4.14 Taxes.

(a) All material Returns required to have been filed by or with respect to the Company have been timely filed (taking into account any extension of time to file granted or obtained), and such Returns have been duly and accurately prepared in all material respects. The Company has made available to Buyer complete and correct copies of (i) all income tax Returns of the Company on a pro forma basis (not including any information regarding other members of the Tax Group) for the past five taxable years; and (ii) all Tax examination reports and statements of deficiencies assessed with respect to the Company on a pro forma basis (not including any information regarding other members of the Tax Group) for the last two taxable years

(b) All Taxes shown to be payable on such Returns have been paid or will be timely paid and all other material Taxes required to be paid by the Company have been timely paid, except for Taxes being contested in good faith by appropriate proceedings.

(c) No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company that has not been satisfied by payment, settled or withdrawn.

(d) There are no Tax Encumbrances on the assets of the Company (other than Permitted Encumbrances).

(e) Except as set forth in Schedule 4.14 of the Disclosure Schedules, there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company may be subject.

(f) The Company is not a party to, or bound by, or has an obligation under, any Tax sharing, Tax indemnity, Tax allocation, or similar Contract with respect to Taxes.

(g) Schedule 4.14(g) lists all of the jurisdictions in which the Company files Returns and the type of Returns filed in each jurisdiction and such jurisdictions are all of the jurisdictions in which the Company is required by Law to file Returns. The Company has not received any written notice claiming that it is subject to any taxation in any jurisdiction in which it does not file a Return.

(h) No Return of the Company is under audit by the IRS or other Governmental Authority, and no written notice of such an audit has been received by the Company. There is no proposed Tax assessment asserted in writing against the Company, which deficiency has not since been settled.

(i) The unpaid Taxes of the Company (i) did not, as of the most recent month end, exceed the reserve for Tax liability (not including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Interim Financial Statement and (ii) shall not exceed that reserve as adjusted for operations and transactions up to and including the Closing Date in accordance with the past custom and practice of the Company in filing its Returns.

(j) The Company shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in the method of accounting made prior to the Closing Date under § 481 of the Code or any corresponding or similar provision of state, local or foreign Law), (ii) pursuant to a “closing agreement” as described in § 7121 of the Code (or any corresponding or similar provision of any state, local or foreign Law) executed prior to the Closing Date, or (iii) as a result of any prepaid amount received on or before to the Closing Date.

(k) Seller is not a “foreign person” as that term is used in § 1.1445-2 of the Treasury Regulations. The Company is not, nor has been, a United States real property holding corporation (as defined in § 897(c)(2) of the Code) during the applicable period specified in § 897(c)(1)(a) of the Code.

(l) The Company has disclosed on their federal income Returns all positions taken therein that could give rise to a “substantial understatement of income tax” within the meaning of § 6662 of the Code.

(m) The Company has not, in its individual capacity rather than in its capacity as a member of a Tax Group, received, been the subject of, or requested in writing a private letter ruling, technical advice memoranda, or similar ruling of a Governmental Authority relating to Taxes, and the Company has not entered into a Contract with a Governmental Authority relating to Taxes that would have a continuing effect after the Closing Date.

(n) The Company has never filed an election to be treated as an “S corporation” within the meaning of § 1361(a)(1) of the Code. The Company has never elected to be treated as a “disregarded entity” or taxed as a partnership.

(o) The representations and warranties contained in this Section 4.14 are the only representations and warranties being made with respect to Taxes.

Section 4.15 Material Contracts.

(a) Schedule 4.15 of the Disclosure Schedules lists each of the following Contracts to which the Company will be a party on the Closing Date (including Contracts assigned to the Company pursuant to the Assignment Agreement) and which are executory (such contracts and agreements as described in this Section 4.15(a) being “Material Contracts”):

(i) all Contracts that provide for contractually obligated payment or receipt by the Company of more than $200,000 per year, following the Closing, including any such Contracts with customers or clients;

(ii) any master services agreement, master supply agreement, or other Contract with any customer that requires repeat transactions between the Company, on the one hand, and any customer, on the other hand in amounts in excess of $200,000 per year;

(iii) any Contract with a material supplier that requires the Company to purchase its total requirements or a specified percentage of its requirements of any product or service from a third party or that contains “take or pay” provisions;

(iv)(A) any capital lease or (B) any other lease or other Contract relating to equipment providing for aggregate rental payments in excess of $100,000, under which any equipment is held or used by the Company;

(v) any Contract relating to the acquisition or disposition of (A) any business of the Company or any other Persons (whether by merger, consolidation, or other business combination, sale of securities, sale of assets, or otherwise) or (B) any material asset other than in the Ordinary Course of Business;

(vi) other than the Ducommun Credit Agreement, all Contracts relating to Indebtedness for borrowed money, including (A) under which the Company has created, incurred, assumed, or guaranteed any Indebtedness (including any guarantee by the Company), (B) under which an Encumbrance has been or may be placed on any of the Company’s assets or products or the Leased Real Property, or (C) under which any other Person has guaranteed any Indebtedness of the Company;

(vii) all leases in respect of Leased Real Property;

(viii) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix) other than Contracts entered into in the Ordinary Course of Business, any Contract that provides for the indemnification by the Company of any Person or the assumption of any environmental or other liability of any Person;

(x) other than the Employee Plans, any employment, consulting, change of control, retention or severance Contract with any officer, consultant or employee;

(xi) any agency, dealer, manufacturer’s representative, franchise, distributor, sales representative, marketing or advertising Contract;

(xii) any collective bargaining agreements or Contract with any labor union;

(xiii) any Contract between or among the Company, on the one hand, and the Seller or any Affiliate of the Seller, on the other hand;

(xiv) any general or special power of attorney;

(xv) all material joint venture, partnership or similar agreements or arrangements; and

(xvi) any other Contract that is material to the Company.

(b) Each Material Contract is valid and binding on the Company in all material respects and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect unless such Material Contract has expired by its terms. The Company is not in material breach of, or material default under, any Material Contract. For the avoidance of doubt, delivery delays in the Ordinary Course of Business shall not constitute a material breach of or material default under any Material Contract for purposes of the foregoing sentence.

Section 4.16 Environmental Matters.

(a)(i) The Company is in compliance in all material respects with all applicable Environmental Laws and has obtained and is in compliance in all material respects with all Environmental Permits and (ii) there are no written claims pursuant to any Environmental Law pending or threatened against the Company. To the Knowledge of the Company, none of the Company or any of its executive officers has received during the past five years any written notice, request for information, communication or complaint from a Governmental Authority or other Person alleging that the Company has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(b) There is no pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Company, threatened Action with respect to the Company relating to Hazardous Substances or otherwise under any Environmental Law.

(c) To the Knowledge of the Seller, (i) none of the Facilities is a treatment, storage, or disposal facility, as defined in and regulated under any Environmental Laws and (ii) none of the Facilities is on or ever was listed or proposed to be listed on the National Priorities List pursuant to CERCLA or on any similar list of sites requiring investigation or clean up pursuant to any Environmental Laws.

(d) The representations and warranties contained in this Section 4.16 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental or natural resources matter, related to the Company.

(e) For purposes of this Agreement:

(i) “Environmental Laws” means any Laws of any Governmental Authority relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or natural resources.

(ii) “Environmental Permits” means all Permits under any Environmental Law.

(iii) “Facilities” means any real property, leaseholds, or other interests in real property currently owned, occupied, used, leased or operated by the Company and any buildings, plants, structures, or equipment currently owned or operated by the Company.

(iv) “Hazardous Substances” means (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

(v) “Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. § 9601(22).

(vi) “Remediation” means (A) any remedial action, remedy, response or removal action as those terms are defined in 42 U.S.C. § 9601, (B) any corrective action as that term has been construed pursuant to 42 U.S.C. § 6924, and (C) any measures or actions required or undertaken to investigate, assess, evaluate, monitor, or otherwise delineate the presence or Release of any Hazardous Material in or into the environment or to prevent, clean up or minimize a Release or threatened release of Hazardous Materials.

Section 4.17 Employees.

(a) Schedule 4.17(a) of the Disclosure Schedules sets forth the name, job title, employment commencement date, current annual salary or hourly wage, total annual bonus for the most recently completed fiscal year, and target bonus for the current fiscal year.

(b) To the Knowledge of the Company, no current employee of the Company is a party to, or is otherwise bound by, any Contract between such employee and any other Person that in any way does or could adversely affect (i) the performance of his duties as an employee of the Company or (ii) the ability of the Company to conduct its business as presently conducted.

Section 4.18 Customers and Vendors. Schedule 4.18 of the Disclosure Schedule contains a list of the ten (10) largest customers of the Company (the “Material Customers”) and the ten (10) largest vendors of the Company based on the gross revenues and gross dollar purchases, respectively, of the Company on an aggregate basis for the twelve (12)-month period ended on October 31, 2015 (the “Material Vendors”). To the Knowledge of the Seller, since December 31, 2014, the Company has not received written notice from any Material Customer terminating the business relationship between the Company and such Material Customer. To the Knowledge of the Seller, since December 31, 2014, the Company has not received written notice from any Material Vendor terminating, nor has the Company terminated, the business relationship between the Company and such Material Vendor.

Section 4.19 Company Assets. After giving effect to the transactions contemplated by the Assignment Agreement, the Company will have good and valid title to all material personal property assets used to operate the Company’s business as presently conducted, free and clear of all Encumbrances other than Permitted Encumbrances. All material personal property used in the Company’s business as presently conducted is in the possession of the Company and located at the Leased Real Property. This Section 4.19 shall not apply to Intellectual Property, as such matters are exclusively addressed in Section 4.13.

Section 4.20 Certain Payments. None of the Company or, to the Knowledge of the Company, any of its Representatives has within the past five years (a) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”); (b) taken any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts, or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA); (c) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, whether in money, property, or services and whether made to any Governmental Authority or other Person (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Affiliates, or (iv) in violation of any Law; or (d) with respect to the Company, established or maintained any fund or asset that has not been recorded in the books and records of the Company. The Company has instituted and maintains policies and procedures reasonably designed to promote and achieve compliance with applicable anti-corruption Laws.

Section 4.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 4.22 Exclusivity of Representations and Warranties. Neither the Company nor any of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company), except as expressly set forth in this Article IV and the Disclosure Schedules, and the Company hereby disclaims any such other representations or warranties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller and the Company as follows:

Section 5.1 Organization and Qualification. The Buyer is a limited liability company] duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Buyer is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.2 Authority. The Buyer has the corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 5.3 No Conflict; Required Filings and Consents. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a) conflict with or violate the Organizational Documents of the Buyer;

(b) conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or

(c) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material Contract to which the Buyer is a party;

except, in the case of clause (b) or (c), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or that arise as a result of any facts or circumstances relating to the Seller or any of its Affiliates.

Section 5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 5.5 Investment Intent. The Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended, or applicable state securities laws. The Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.6 Solvency. The Company, immediately upon consummation of the transactions contemplated by this Agreement, (i) will be solvent (in that both the fair value of its assets, as a going concern, will not be less than the sum of its debts and that the present fair saleable value of its assets, as a going concern, will not be less than the amount required to pay its probable liability on its recourse debts as they become absolute and matured), (ii) will have adequate capital and liquidity with which to engage in its business, and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 5.7 Buyer’s Investigation and Reliance. The Buyer has made its own investigation, review and analysis regarding the Company and the transactions contemplated hereby. The Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller, the Company or any of their respective Affiliates or Representatives, except as expressly set forth in Article III, with respect to representations made only by the Seller as it to itself, and Article IV, with respect to the representations made only by the Company as to itself. None of the Seller, the Company or any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company. The Buyer acknowledges that it is acquiring the Company on an “as is” and “where is” basis, except as expressly set forth in this Agreement. The Buyer has no Knowledge that any of the representations or warranties made by the Seller or the Company as of the date hereof are untrue, incomplete or inaccurate in any material respect. Nothing in this Section 5.7 is intended to modify or limit any of the representations or warranties of the Seller set forth in Article III or of the Company set forth in Article IV.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business Prior to the Closing. Except as otherwise contemplated by this Agreement or as set forth on Schedule 6.1 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the business of the Company shall be conducted only in the Ordinary Course of Business in all material respects, and the Company shall use its commercially reasonable efforts to preserve intact in all material respects its business organization. Except as otherwise contemplated by this Agreement or as set forth on Schedule 6.1 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, without the prior consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not:

(a) amend its Organizational Documents;

(b) issue or sell any shares of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or equity interests;

(c) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock, property or otherwise) with respect to any of its capital stock, provided, however, that nothing herein shall limit or restrict the Seller and/or the Seller’s parent company, Ducommun Incorporated, and their respective affiliates from sweeping cash of the Company consistent with past practice;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure;

(e) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any assets other than in the Ordinary Course of Business, in each case that is material, individually or in the aggregate, to the Company;

(f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company;

(g) incur any indebtedness for borrowed money or issue any debt securities, provided, however, that nothing herein shall limit or restrict the Company from incurring indebtedness for intercompany debts or accounts owed to the Seller and/or the Seller’s parent company, Ducommun Incorporated, consistent with past practice;

(h) enter into any Contract that would be a Material Contract if entered into prior to the date hereof, other than any such Contracts entered into in the Ordinary Course of Business (including Contracts with customers, vendors or clients);

(i) make any commitment with respect to capital expenditures that are, in the aggregate, in excess of $200,000;

(j) grant or announce any increase in the salaries, bonuses or other benefits payable by the Company to any of their employees, other than (i) as required by Law, (ii) pursuant to any plans, programs or agreements existing on the date hereof or (iii) other ordinary increases not inconsistent with the past practices of the Company; or

(k) make any change in any method of accounting or accounting practice or policy, except as required by applicable Law or GAAP.

Section 6.2 Covenants Regarding Information.

(a) From the date hereof until the Closing Date, upon reasonable notice, the Company shall afford the Buyer and its Representatives reasonable access to the Representatives, properties, offices, plants and other facilities, books and records of the Company, and the Company shall furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Company. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to the Buyer or its Representatives if such disclosure would, in the Company’s sole discretion, (i) jeopardize any attorney-client or other legal privilege, (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof, (iii) contain information that should not be disclosed due to its competitively sensitive nature, including part-level pricing, or (iv) relate to any consolidated, combined or unitary Return filed by the Seller, the Company or any of their Affiliates or any of their respective predecessor entities.

(b) Following the Closing, the Company and its Representatives shall (i) within two weeks following the Closing Date and (ii) within two weeks of the close of the quarter-end occurring at the Closing Date or immediately following the Closing Date (if the quarter does not end on the Closing Date), (A) prepare financial statements and related financial schedules of the Company for the year ending December 31, 2015 and for such quarterly period or portion thereof, as applicable, with respect to the period in which the Company was owned by the Seller consistent with past reporting requirements and practices of the Company; and (B) perform all reconciliations and analyses of the Company’s accounts for such period and provide all supporting data and other information to Parent and its third party accountants in respect of such period consistent with past reporting requirements and practices of the Company (including, without limitation, a customary representation letter in such form as is reasonably required by the third party accountants and/or Parent, signed by the individual(s) responsible for the Company’s financial reporting). The Company shall also, and the Buyer shall cause the Company to, afford the Seller and its Representatives (i) access, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Company, to the books, properties, records, Contracts and all financial and other information pertaining to the Company pertaining to the period of the Seller’s ownership of the Company, which information is relevant and reasonably necessary, in the opinion of the Seller, to enable the Seller and its Affiliates to (A) review the financial statements prepared by the Company and its Representatives; (B) enable Parent’s third party accountant to audit and/or review the financial statements and data supplied by the Company; (C) comply with the requirements of the rules and regulations of the U.S. Securities and Exchange Commission and The New York Stock Exchange; and (D) prepare any registration statement, schedule, proxy statement, report or disclosure statement filed with the U.S. Securities and Exchange Commission. In furtherance of the foregoing and in order to facilitate the resolution of any claims made against or incurred by the Seller (as it relates to the Company), for a period of seven years after the Closing or, if shorter, the applicable period specified in the Buyer’s document retention policy, the Buyer shall (i) retain the books and records relating to the Company relating to periods prior to the Closing and (ii) afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Buyer may destroy any such books and records prior to the seventh anniversary of the Closing Date if the Buyer notifies the Seller in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Seller the opportunity to take possession of or copy such books and records in accordance with this Section 6.2(b). Notwithstanding the foregoing, the materials prepared by the Company pursuant to this Section 6.2(b) shall not be binding on the Company or the Buyer for purposes of preparation of the Final Closing Statement and other materials contemplated by Section 2.3.

(c) In order to facilitate the resolution of any claims made against or incurred by the Buyer or the Company, for a period of seven years after the Closing or, if shorter, the applicable period specified in the Seller’s document retention policy, the Seller shall (i) retain the books and records relating to the Company relating to periods prior to the Closing which shall not otherwise have been delivered to the Buyer and (ii) upon reasonable notice, afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Seller shall notify the Buyer in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Buyer the opportunity to copy such books and records in accordance with this Section 6.2(c).

Section 6.3 Update of Disclosure Schedules; Knowledge of Breach. The Company shall have the right from time to time prior to the Closing to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in such Disclosure Schedules and also with respect to events or conditions arising after the date hereof and prior to Closing. Any such supplemental or amended disclosure shall be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of the indemnification provided for in Article IX hereof, but shall not be deemed to have cured any such breach of representation or warranty for purposes of determining whether or not the conditions set forth in Article VIII have been satisfied. If prior to the Closing the Buyer shall have Knowledge that any material breach of a representation or warranty of the Company has occurred (other than through notice from the Company), the Buyer shall promptly so notify the Seller, in reasonable detail. Nothing in this Agreement, including this Section 6.3, shall imply that the Company is making any representation or warranty as of any date other than the date of this Agreement and the Closing Date.

Section 6.4 Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VIII of this Agreement becoming incapable of being satisfied.

Section 6.5 Intercompany Arrangements.

(a) Except as set forth on Schedule 6.5(a) and except for purchase orders issued by the Company to the Seller or its Affiliates, or issued to the Company by the Seller or its Affiliates, in the Ordinary Course of Business, all intercompany and intracompany accounts or Contracts between the Company, on the one hand, and the Seller and its Affiliates (other than the Company), on the other hand, shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing.

(b) Prior to the Closing, the Seller or its applicable Affiliates shall execute and deliver an Assignment Agreement in the form attached as Exhibit B (the “Assignment Agreement”). Buyer and Seller agree to reasonably cooperate to effectuate the transactions contemplated by the Assignment Agreement following the Closing, to the extent necessary, provided that the parties agree that the Seller shall have no liability related thereto or to the fact that such transfers may require additional time following the Closing to be fully and finally memorialized or completed.

Section 6.6 Resignations. The Company will deliver at the Closing the resignation of all of the directors of the Company, effective as of the Closing.

Section 6.7 Employee Benefits.

(a) The Buyer shall provide, or cause to be provided, to the employees (the “Affected Employees”) of the Company, for a period of no less than six months following the Closing Date, base salaries, incentive compensation opportunities and employee benefits that are equal to or greater than those currently provided to the employees of the Company, and the Buyer shall cause to be provided to any Affected Employee who is terminated during such six month period following the Closing Date severance benefits equal to or greater than those currently provided to similarly situated employees of the Company. Schedule 6.7 sets forth a complete and accurate description of the base salaries, incentive compensation opportunities and employee benefits available to each of the Affected Employees and further describes the severance benefits available to each of the Affected Employees. Notwithstanding the foregoing, it is understood and agreed that the cost of employee benefits following the Closing will likely increase and, as a result, the portion of applicable premium costs paid by the Affected Employees will likely increase in proportion to any such cost increases.

(b) The Buyer shall, or shall cause the Company to, honor all unused vacation, holiday, sickness and personal days accrued by the Affected Employees. With respect to welfare benefits provided to any Affected Employee under any plan maintained by the Buyer and its Affiliates, the Buyer shall, or shall cause the applicable plan sponsor to, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their covered dependents under such plan. The Buyer shall, or shall cause the applicable plan sponsor to, provide each Affected Employee with credit for all service with the Company and its Affiliates under each employee benefit plan, policy, program or arrangement in which such Affected Employee is eligible to participate, except to the extent that it would result in a duplication of benefits with respect to the same period of services.

Section 6.8 Confidentiality. The confidentiality agreement dated October 19, 2015 between the Buyer and the Seller (the “Confidentiality Agreement”), which shall terminate on the Closing Date only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement but shall continue in full force and effect with respect to that portion of the Evaluation Material not exclusively relating to the transactions contemplated by this Agreement. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. In addition, until the fifth anniversary of the Closing Date, Seller and the Parent shall, and shall cause their respective Affiliates and their and their respective Representative to, hold in confidence and not disclose to any other Persons any and all information, whether written or oral, concerning the Company and its business, except to the extent (i) that the Seller or the Parent can show that such information is generally available to and known by the public through no fault of the Seller, the Parent, any of their Affiliates, or any of their (or their Affiliates’) Representatives, (ii) such disclosure is necessary in connection with the preparation by the Seller, the Parent, or their Affiliates of financial statements, tax returns or regulatory filings with any Governmental Authority and (iii) to the extent such information relates to the other businesses of the Seller, the Parent, or their Affiliates (other than the Company) or was supplied by the Seller, the Parent, or their Affiliates (other than the Company) to the Company in connection with any intercompany arrangement set forth on Schedule 6.5(a). If, however, the Seller, the Parent, any of their Affiliates, or any of their Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, or pursuant to regulatory request, the Seller or the Parent shall promptly notify Buyer in writing and shall disclose only that portion of such information which the Seller or the Parent is advised by its counsel is legally required to be disclosed; provided, however, that the Seller and/or the Parent shall, at the Buyer’s sole expense, use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.9 Consents and Filings; Further Assurances.

(a) Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) promptly make all necessary filings with respect to this Agreement under any applicable Law.

(b) Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the transactions that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority.

(c) Certain consents and waivers with respect to the transactions contemplated by this Agreement and the Assignment Agreement may be required from parties to Contracts to which the Company or Seller is a party that have not been and may not be obtained. Notwithstanding anything to the contrary in this Agreement, neither the Seller nor the Company nor any of their Affiliates shall have any obligation to seek or obtain such consents or waivers nor any liability to the Buyer whatsoever arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or the Assignment Agreement or because of the termination of any Contract as a result thereof, and no such failure or termination shall result in the failure of any condition set forth in Article VIII. After the Closing, the Seller shall reasonably cooperate with the Buyer and the Company, at the Buyer’s request and sole expense, in attempting to obtain such third party consents or waiver as may be reasonably requested by the Buyer; provided, however that neither the Seller nor any of its Affiliates shall be required to pay any consideration to any such third party or otherwise to incur any out-of-pocket expense in connection with any such consent or waiver and neither the Seller nor any of its Affiliates shall have any liability due to the failure, or time necessary, to obtain any such third party consents or waivers; and provided, further, that the Seller shall not charge, or be entitled to reimbursement from, the Buyer or the Company for any employee time or overhead in connection with rendering assistance pursuant to this Section.

Section 6.10 Public Announcements. On and after the date hereof, the parties shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law. For the avoidance of doubt, nothing herein shall limit any Affiliate of Seller from making any and all filings with the Securities and Exchange Commission and the NewYork Stock Exchange it deems necessary or advisable to comply with applicable Law.

Section 6.11 Release of Guarantees. The parties hereto agree to cooperate and use their reasonable best efforts to obtain the release of the Seller or its Affiliates that are a party to each of the guarantees, performance bonds, bid bonds and other similar agreements listed in Schedule 6.11 of the Disclosure Schedules (the “Guarantees”). In the event any of the Guarantees are not released prior to or at the Closing, the Buyer will provide the Seller at the Closing with a guarantee that indemnifies and holds the Seller and its Affiliates that are a party to any such Guarantees harmless for any and all payments required to be made under, and costs and expenses incurred in connection with, any such Guarantees solely to the extent such payments, costs, or expenses relate to events or circumstances arising following the Closing Date until each such Guarantee is released. For the avoidance of doubt, the Buyer shall indemnify and hold the Seller harmless from any and all Damages incurred by Seller or its Affiliates under the Lease Agreement to the extent such Damages relate to events or circumstances arising following the Closing Date, as provided in Section 9.3(d).

Section 6.12 Directors’ and Officers’ Indemnification; Release.

(a) The Buyer covenants, for itself, its Affiliates and the Company (after the Closing Date) and their successors and assigns, that it and they shall not institute (directly or indirectly), encourage or assist, any Action in any court or before any administrative agency or before any other tribunal against any officer or director of the Company (the “D&O Indemnified Parties”) with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), based in whole or in part on or arising out of or relating in whole or in part to (i) the fact that such person is or was a director or officer of the Company whether pertaining to any matter existing on or occurring at or prior to the Closing Date, or (ii) this Agreement or the transactions contemplated hereby including any information provided to the Buyer, or any errors therein or omissions therefrom, or any oral or written statements, or any failure to provide information or make disclosures, or any actions or failures to take action by any of the D&O Indemnified Parties.

(b) The Company shall not take any action directly or indirectly to disaffirm or adversely affect, in any material way, the provisions of the articles of organization and bylaws of the Company that provide indemnification of and expense reimbursement to D&O Indemnified Parties.

(c) Each of the Seller and the Parent, for itself and on behalf of each of its Affiliates, hereby unconditionally and irrevocably releases and forever discharges the Company and each of its individual, joint or mutual, past, present, and future Representatives, Affiliates, predecessors, successors and assigns from any and all claims, counterclaims, setoffs, demands, Actions, Contracts, Damages, and other liabilities whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, accrued or unaccrued, and liquidated or unliquidated, both at law and in equity, which the Seller, the Parent, or any of their Affiliates now has, has ever had or may hereafter have against such released Persons arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause, or event occurring contemporaneously with or prior to the Closing Date, including (a) any claims that relate to or arise out of the Seller’s, the Parent’s, or any of their Affiliates’ prior relationship with any released Person or the Seller’s, the Parent’s, or any of their Affiliates’ rights or status as a direct or indirect shareholder of any released Person or (b) any claims that relate to or arise out of the Seller’s, the Parent’s, or any of their Affiliates’ rights to indemnification under any provision of the Organizational Documents of the Company or under any applicable Law or pursuant to any Contract, in all cases other than obligations of the released Persons arising under this Agreement or any Ancillary Agreements to be executed and delivered by a released Person.

(d) The Buyer, for itself and on behalf of each of its Affiliates (including, after the Closing, the Company), hereby unconditionally and irrevocably releases and forever discharges the Seller and each of its individual, joint or mutual, past, present, and future Representatives, Affiliates (other than the Company), predecessors, successors and assigns from any and all claims, counterclaims, setoffs, demands, Actions, Contracts, Damages, and other liabilities whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, accrued or unaccrued, and liquidated or unliquidated, both at law and in equity, which the Buyer or its Affiliates now has, has ever had or may hereafter have against such released Persons arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause, or event occurring contemporaneously with or prior to the Closing Date, in all cases other than obligations of the released Persons arising under this Agreement or any Ancillary Agreements to be executed and delivered by a released Person.

Section 6.13 Use of Names.

(a) Except as provided in Section 6.13(b), the Seller is not conveying ownership rights or granting the Buyer, any Affiliate of the Buyer or the Company a license to use any of the trade names, trademarks, service marks, logos or domain names of the Seller or any Affiliate of the Seller (including the name “Ducommun” or “LaBarge Technologies” or any trade name, trademark, service mark, logo or domain name incorporating the name “Ducommun” or “LaBarge Technologies”) and, after the Closing, the Buyer shall not permit the Company or any Affiliate of the Company to use in any manner the names or marks of the Seller or any Affiliate of the Seller or any word that is similar in sound or appearance to such names or marks.

(b) The Seller hereby grants to Buyer and the Company the limited, non-exclusive right and license to use (i) the description “formerly known as Ducommun LaBarge Technologies Pittsburgh (not affiliated with Ducommun Incorporated or its subsidiaries)” to identify the Company and its business (A) solely as part of signature elements on emails, as part of telephone and recorded voicemail greetings, and on invoices and (B) solely in a manner that states that such tradename is the former name of the Company and its business and that the Company and its business are no longer affiliated with the Parent or its Subsidiaries and (ii) logos associated with the tradename “Ducommun LaBarge Technologies” solely to the extent preprinted on quotations, purchase orders, invoices and similar items Such right and license shall continue in effect for a period of thirty (30) days following the Closing Date. In addition, the Seller hereby grants to Buyer and the Company the limited, non-exclusive right and license to use (x) the description “LaBarge Electronics (not affiliated with Ducommun Incorporated or its subsidiaries)” and (y) logos associated with the tradename “LaBarge Electronics” (solely to the extent such logos are preprinted on quotations, purchase orders, invoices and similar items) in each case, to identify the Company and its business for a period of six (6) months following the Closing Date provided such tradename and related logos are not used in connection with any sales or marketing activities. Notwithstanding the foregoing, following the Closing if, in the reasonable judgment of the Seller, the Buyer’s or Company’s use of any of the foregoing descriptions is likely to create confusion in the marketplace with respect to customers or potential customers of the Seller or its Affiliates, the Buyer and the Company shall alter the manner of such usage as may be reasonably requested by the Seller.

Section 6.14 Non-Solicitation of Certain Customers. For a period of three (3) years following the Closing, the Seller, the Parent, and each of their Affiliates shall not solicit business from any Restricted Customer for the sale of (a) the identical part numbers of products sold by the Company to such Restricted Customer during the 24 months prior to the Closing or (b) any new part numbers identified by a Restricted Customer as replacements or revisions for such part numbers, provided such new part numbers are used in the same or similar applications as such preexisting part numbers (the “Restricted Part Numbers”); provided, that the foregoing shall not prohibit any referral of business by the Seller or any of its Affiliates to the Buyer. For purposes of this Section 6.14, the term “Restricted Customer” means any of the following, together with their respective Affiliates and Subsidiaries that have previously purchased part numbers from the Company or its Affiliates: (1) Owens-Illinois Machine Manufacturing, Inc., (2) Emhart Glass Manufacturing, Inc., (3) Bausch & Lomb Incorporated, (4) Applied Materials, Inc. (as successor-in-interest to Varian Semiconductor Equipment Associates GmbH) (“Varian”), (5) Modular Mining Systems, Inc., (6) Joy Global Underground Mining LLC, (7) Reinke Manufacturing Co., Inc. and (8) Strata Proximity Systems, LLC (“Strata”). Notwithstanding the foregoing, (i) nothing in this Agreement shall in any way restrict the Seller or the Parent (or any of their Subsidiaries or Affiliates) from soliciting business from Varian or Strata or its successors relating to any part numbers supplied by the Company to the Seller (or any of the Seller’s Subsidiaries or Affiliates) for incorporation into products sold by the Seller (or any of its Subsidiaries or Affiliates) to Varian or Strata at any time prior to the Closing and (ii) the Seller, the Parent, and their Subsidiaries and Affiliates shall at all times retain the right to invest in or acquire, without restriction, any third party, including any third party that sells part numbers that are the same or similar to the Restricted Part Numbers to one or more Restricted Customers or otherwise does business with such Restricted Customers or that otherwise competes or may in the future compete with the Company provided that the primary purpose of such investment or acquisition is not to avoid the restrictions set forth in the immediately preceding sentence.

Section 6.15 Misdirected Payments. From and after the Closing, if the Seller or any of its Affiliates receives or collects any funds relating to any accounts receivable of the Company or any other amounts due and owing to the Company, Seller or its applicable Affiliate shall remit such funds to Buyer no less frequently than on an approximately weekly basis after its receipt thereof. From and after the Closing, if the Company or any of its Affiliates receives or collects any funds relating to any accounts receivable of the Seller or any other amounts due and owing to the Seller, the Company or its applicable Affiliate shall remit any such funds to the Seller no less frequently than on an approximately weekly basis after its receipt thereof.

ARTICLE VII

TAX MATTERS

Section 7.1 Filing of Returns and Payments of Taxes.

(a) The Seller shall be responsible for (i) preparing and filing all Returns of the Company for all Pre-Closing Periods and all Tax Group Straddle Period Returns, and (ii) paying any Taxes payable with respect to all Pre-Closing Periods and any portion of Taxes allocated to the pre-Closing portion of any Straddle Period. The Buyer shall be responsible for (i) preparing any Returns that are due after the Closing other than those described in the prior sentence, and (ii) paying any Taxes payable with respect to such Returns relating to the period after the Closing, including any Taxes allocated to the post-Closing portion of any Straddle Period. For the avoidance of doubt, all expenses described in Section 8.2(f) shall be included on Pre-Closing Period Returns.

(b) To the extent permitted by applicable Law, the parties shall cause the taxable year of the Company to end for applicable federal and state income tax purposes on the Closing Date. In the case of any Straddle Period: (i) any real, personal and intangible property Taxes attributable to the pre-Closing portion of the Straddle Period shall be equal to the amount of such property Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the period prior to and including the Closing Date and the denominator of which is the number of days in the Straddle Period; and (ii) all other Taxes attributable to the pre-Closing portion of the Straddle Period shall be determined based on an actual closing of the books used to calculate such Taxes as if such Tax period ended as of the close of business on the Closing Date. In the case of clause (ii), exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Closing Date was the last day of the Straddle Period) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion.

Section 7.2 Amending of Returns. Without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned, or delayed), the Buyer and the Company shall not amend any Return of the Company relating to a taxable period ending on or before the Closing Date or any Straddle Period.

Section 7.3 Tax Refunds and Credits. Any Taxes of the Company relating to any Tax period (or portion thereof) ending on or prior to the Closing Date that are (i) paid by the Seller or its Affiliates and are (ii) refunded or credited to the Company, the Buyer or its Subsidiaries or its Affiliates shall be promptly paid over to the Seller. At the written request of the Seller to make a claim for a Tax Refund with a taxing authority, Buyer and its Subsidiaries shall cooperate with the Seller at Seller’s expense in connection therewith, including the preparation of any Return that is required to be filed by the Company. However, if the filing of such a claim would have an adverse effect on the Tax liability of the Company for a period (or portion thereof) after the Closing Date, the Seller shall not be entitled to require such claim to be filed without the written consent of the Buyer, not to be unreasonably withheld.

Section 7.4 Tax Contests.

(a) The Buyer and the Company shall promptly notify the Seller in writing upon receipt of notice of any Tax audits, examinations or assessments that relate to Taxes for which Seller is responsible under Section 7.1(a)(ii) or that could impact Tax refunds or credits to which the Seller is entitled under Section 7.3. The Seller shall have the right to control any such audit, examination or proceeding (including court proceedings) (including, for the avoidance of doubt, any audit, examination or proceeding relating to any Straddle Period) relating to Tax Group Returns. The Buyer shall, at its own expense, have the opportunity to participate in any such audit, examination or proceeding (including being present at all meetings with the relevant taxing authority and at all other proceedings) to the extent such audit, examination or proceeding relates to Taxes for Post-Closing Periods or the portion of any Straddle Period ending after the Closing Date. The Seller shall not resolve, settle or compromise, or abandon any issue or claim that would adversely affect the Buyer and its Subsidiaries for post-Closing Tax periods (including the portion of any Straddle Period ending after the Closing Date) without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed.

(b) The Buyer shall have the right to control any audit, examination, or proceeding (or portion thereof) that relates to Taxes of the Company to the extent not controlled by the Seller pursuant to Section 7.4(a). The Seller shall have the right to participate in any such audit, examination or proceeding (which participation right shall include being present at all meetings with the relevant taxing authority and at all other proceedings) to the extent such audit, examination or proceeding relates to Taxes for which the Seller is responsible under Section 7.1(a)(ii) or that could impact Tax refunds or credits to which the Seller is entitled under Section 7.3. The Company, the Buyer and its Subsidiaries shall not settle, resolve, compromise, or abandon any issue or claim that would adversely affect the Seller for Pre-Closing Periods (including the pre-Closing portion of any Straddle Period) or with respect to Tax refunds or credits to which it is entitled hereunder without the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed.

(c) The provisions of this Section 7.4, and not those contained in Section 9.4, shall govern with respect to Taxes.

Section 7.5 Books and Records; Cooperation. The Seller and the Buyer shall, and shall cause their respective Subsidiaries and Representatives to, (a) provide the other party and its Representatives with such assistance as may be reasonably requested in connection with the preparation of any Return or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to the Company and (b) until the seventh anniversary of the Closing Date, retain and provide the other party and its Representatives with reasonable access to all records or information that may be relevant to such Return; provided, that the foregoing shall be done at the expense of the party making such request and in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

Section 7.6 Tax Sharing Agreements. Any Tax sharing agreement between the Company on the one hand and the Seller and its Affiliates on the other hand shall terminate as of the Closing and have no further force or effect.

Section 7.7 Section 336(e) Election.

(a) If requested by the Buyer in writing, the Seller and the Company shall agree to make an election under Section 336(e) of the Code with respect to the transactions contemplated by this Agreement. If such a request is made by the Buyer, the Seller shall make, and shall take any and all actions necessary to effect, an election under Section 336(e) of the Code and any corresponding election under state, local, and foreign Law (each as requested in writing by the Buyer) with respect to the purchase and sale of the Company Stock hereunder (collectively, a “Section 336(e) Election”). If a Section 336(e) Election is made, the Seller shall include any income, gain, loss, deduction or other Tax item resulting from the Section 336(e) Election on its Returns to the extent required by Law. If the Buyer requests a Section 336(e) Election pursuant to this Section 7.7(a), the Seller and the Buyer shall, within ten (10) days following completion of the Allocation Schedule as finally determined pursuant to Section 7.7(b), exchange completed and executed copies of IRS Forms 8023 and 8883 (if such forms are approved by the IRS for purposes of a Section 336(e) Election or such other form(s) as are approved by the IRS for purposes of a Section 336(e) Election and as are requested in writing by the Buyer (such form(s), the “Election Forms” ), required schedules thereto, and any similar state, local or foreign forms requested by the Buyer in writing. The completed and executed Election Forms shall reflect the allocation schedule agreed to by the Seller and the Buyer pursuant to Section 7.7(b). If a Section 336(e) Election is made, the Seller and the Buyer shall report the purchase and sale of the Company Stock consistent with the Section 336(e) Election and shall take no position inconsistent therewith in any Return, any proceeding before any Governmental Authority, or otherwise.

(b) If a Section 336(e) Election is made, the Buyer, Company and the Seller agree that the Purchase Price (plus any liabilities of the Company treated as part of the purchase price under Section 336(e) of the Code and the regulations thereunder (the “Section 336(e) Consideration” ) shall be allocated among the assets of the Company in a manner consistent with Sections 336(e) of the Code and the regulations thereunder as shown on the allocation schedule (the “Allocation Schedule” ). A draft of the Allocation Schedule shall be prepared by the Buyer and delivered to the Seller within fifteen (15) days following the Buyer’s request to make a Section 336(e) Election. If the Seller notifies the Buyer in writing within thirty (30) days that the Seller objects to one or more items reflected in the Allocation Schedule, the Seller and the Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Seller and the Buyer are unable to resolve any dispute with respect to the Allocation Schedule within fifteen (15) days following the Seller’s notice, such dispute shall be resolved by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be borne by the Seller and the Buyer in the manner described in Section 2.3(e). The Buyer, the Company, and the Seller shall file all Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule, as finally determined pursuant to this Section 7.7(b).

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to Obligations of the Seller and the Company. The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a) No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any Governmental Authority that would prevent the consummation of the transactions contemplated by this Agreement shall be in effect.

(b) The representations and warranties of the Buyer contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto shall be true and correct as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “material,” “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. The Buyer shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing. The Seller shall have received from the Buyer a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(c) The Assignment Agreement shall have been duly executed and delivered by the Company and the other parties thereto.

(d) The items required to have been delivered by the Buyer pursuant to Section 2.2(b) shall have been, or shall contemporaneously with the Closing be, delivered to the Seller.

Section 8.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any Governmental Authority that would prevent the consummation of the transactions contemplated by this Agreement shall be in effect.

(b) The representations and warranties of the Seller and the Company contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto shall be true and correct as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “material,” “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or Seller Material Adverse Effect, as applicable. The Seller and the Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by them prior to or at the Closing. The Buyer shall have received from each of the Seller (with respect to itself) and the Company (with respect to itself) a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(c) The Assignment Agreement shall have been duly executed and delivered by the Company and the other parties thereto.

(d) The items required to have been delivered by the Seller pursuant to Section 2.2(b) shall have been, or shall contemporaneously with the Closing be, delivered to the Buyer.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival of Representations, Warranties and Covenants.

(a) Except for the Fundamental Representations, the representations and warranties of the Seller, the Company and the Buyer contained in this Agreement and any certificate delivered pursuant hereto shall survive the Closing for a period of 18 months after the Closing Date. The Fundamental Representations shall survive the Closing for a period of three years after the Closing Date.

(b) Except with respect to the covenants and agreements in Sections 6.12 and 6.13, which shall survive the Closing indefinitely, the covenants and agreements of the Seller, the Parent, the Company and the Buyer contained in this Agreement and the Ancillary Agreements shall survive the Closing for a period of 18 months after the Closing Date, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall survive for a period of 18 months following the date by which all such performance was due.

(c) The survival periods set forth in Sections 9.1(a) and (b) are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations, whether arising at law or in equity. No claim for breach of any representation, warranty, covenant or agreement may be brought after expiration of the survival periods set forth in Sections 9.1(a) and (b).

Section 9.2 Indemnification by the Seller and Parent. Subject to the limitations provided in this Article IX (including Section 9.5(d) regarding order of recovery) the Seller and Parent, jointly and severally, shall defend, indemnify and hold harmless the Buyer and its Affiliates (including the Company), officers, directors, employees, successors and assigns, (collectively, the “Buyer Indemnified Parties”) from and against any and all Damages incurred by any of the Buyer Indemnified Parties to the extent resulting from or arising out of the following:

(a) any breach of any representation or warranty made by the Seller contained in Article III of this Agreement or any certificate delivered pursuant hereto;

(b) any breach of any representation or warranty made by the Company contained in Article IV of this Agreement or any certificate delivered pursuant hereto;

(c) any breach of any covenant or agreement by the Seller or Parent contained in this Agreement or any Ancillary Agreement;

(d) any obligation of the Company to indemnify or advance expenses to any current or former officer or director of the Company as of the Closing under the articles of incorporation, bylaws or other Organizational Document of the Company, pursuant to any Contract, or required by Law in each case to the extent that such claims (i) arise from acts or omissions of such officer or director occurring entirely prior to the Closing and (ii) are not instituted by the Buyer or the Company;

(e) any Indebtedness of the Seller or the Company existing on or prior to the Closing Date;

(f) expenses incurred by or on behalf of, or paid or to be paid directly by, the Company and charged, following the Closing, to the Buyer, the Company or any of their Affiliates, in the aggregate, in each case which were incurred prior to the Closing in connection with the transactions contemplated by this Agreement, including (i) any legal, accounting, consulting, advisory and broker fees, (ii) any fees, costs and expenses payable by the Seller or the Company to any Representative or other Person as a result of the transactions contemplated by this Agreement and (iii) any change of control bonuses or other compensation payable by the Seller or the Company to any employee of the Seller or the Company solely as a result of the sale of the Shares to Buyer;

(g) all Taxes of the Company for any Pre-Closing Period and for the portion of any Straddle Period occurring prior to the Closing Date and (ii) all Taxes of the Seller Parties and their Affiliates (other than the Company) for any period prior or subsequent to the Closing Date;

(h) any claims relating to the period prior to the Closing under any employee medical plans that are self-insured by the Seller or Parent.

Section 9.3 Indemnification by the Buyer. Subject to the limitations provided in this Article IX, the Buyer shall defend, indemnify and hold harmless the Seller, Parent and their Affiliates, officers, directors, employees, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred by any of the Seller Indemnified Parties to the extent resulting from or arising out of the following:

(a) any breach of any representation or warranty made by the Buyer contained in Article V of this Agreement or any certificate delivered pursuant hereto;

(b) any breach of any covenant or agreement by the Buyer contained in this Agreement or any Ancillary Agreement,

(c) any claim, cause of action, demand or allegation by any current or former, or alleged or purported current or former, direct or indirect member or equity owner of or investor in the Buyer (to the extent not otherwise a Buyer Indemnified Party entitled to claim indemnification pursuant to Section 9.2) arising before or after the Closing against any Seller Indemnified Party and arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby (including any proposed equity or debt financing of, or investment in, the Buyer, whether or not consummated, or any solicitation, negotiation or discussion relating thereto, occurring before or after the Closing); and

(d) any claim or cause of action by any Person arising before or after the Closing against any Seller Indemnified Party with respect to the operations of the Company (including, for the avoidance of doubt, any payment, claim or cause of action against any Seller Indemnified Party under or pursuant to the Lease Agreement to the extent relating to facts or circumstances arising following the Closing Date), except for claims or causes of action with respect to which the Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to Section 9.2.

Section 9.4 Procedures.

(a) In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of Damages or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must deliver written notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) prior to the expiration of the survival periods set forth in Sections 9.1(a) and (b). The failure of the Indemnified Party to provide such written notice to the Indemnifying Party prior to the expiration of the survival periods set forth in Sections 9.1(a) and (b) shall release the Indemnifying Party from all of its obligations under this Article IX.

(b) The written notice from the Indemnified Party to the Indemnifying Party shall be made promptly after receipt by such Indemnified Party of notice of a Third Party Claim, describing in reasonable detail (i) the facts giving rise to any claim for indemnification hereunder, (ii) the amount or method of computation of the amount of such claim, (iii) each individual item of Damages included in the amount so stated, to the extent known, and (iv) the nature of the breach of representation, warranty, covenant or agreement with respect to which such Indemnified Party claims to be entitled to indemnification hereunder (all of the foregoing, the “Claim Information”), and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. Provided that such written notice is delivered by the Indemnified Party to the Indemnifying Party prior to the expiration of the survival periods set forth in Sections 9.1(a) and (b), any delay in providing such written notice promptly, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is prejudiced by such delay.

(c) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of a Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the Indemnifying Party fails to conduct the defense of the Third Party Claim reasonably diligently and in good faith. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, and which releases the Indemnified Party completely in connection with such Third Party Claim; provided that the Indemnified Party shall not be obligated to agree to any settlement, compromise or discharge that would materially adversely impact the operations of the Company going forward. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, the Indemnified Party shall have the right to engage counsel at the cost and expense of the Indemnifying Party and to control the defense of a Third Party Claim if (x) the Indemnifying Party shall not have delivered written notice to the Indemnified Party assuming the defense of such claim within the time period provided in the first sentence of this Section or (y) the Third Party Claim seeks an injunction against the Indemnified Party or (z) the Third Party Claim seeks imprisonment of an Indemnified Party under a criminal statute; provided that to the extent that the provisions of (y) or (z) apply, the Indemnified Party shall control the defense of only those portions of such Third Party Claim specified in (y) and (z), and the Indemnifying Party shall control the defense of the rest of the Third Party Claim.

(d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim containing the Claim Information promptly to the Indemnifying Party, and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. Provided that such written notice is delivered by the Indemnified Party to the Indemnifying Party prior to the expiration of the survival periods set forth in Section 9.1(a) and Section 9.1(b), any delay in providing such written notice promptly, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is prejudiced by such delay.

(e) The Indemnifying Party may settle any Third Party Claim solely involving monetary damages only if the Indemnifying Party has assumed the defense of such Third Party Claim in accordance with the provisions of this Agreement, and the amount of such settlement is to be paid entirely by the Indemnifying Party pursuant to this Article IX. The Indemnifying Party shall not enter into a settlement of a Third-Party Claim (i) if such settlement involves a non-monetary remedy or involves monetary damages that shall not be paid entirely by the Indemnifying Party pursuant to this Article IX, (ii) if such settlement does not include a complete, full, final, and unconditional release of the Indemnified Party from all Damages and other liability on any claims made in the Third Party Claim, or (iii) if such settlement involves any finding or admission of any violation of any Law by the Indemnified Party without, in any case, the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed). As to the settlement of any Third-Party Claim, the Indemnified Party and the Indemnifying Party shall consult as to terms of any proposed settlement.

(f) The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters, which cooperation shall be at the Indemnifying Party’s reasonable expense (to the extent Damages resulting from such claim are indemnifiable under Section 8.2). Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters. For the avoidance of doubt, the Indemnified Party shall not be entitled to commence any Action against the Indemnifying Party for indemnification pursuant to this Section 9.4(f) unless the notice and procedural provisions set forth herein shall have been satisfied prior thereto.

Section 9.5 Limits on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement:

(i)(A) EXCEPT WITH RESPECT TO THE BREACH OF ANY FUNDAMENTAL REPRESENTATION, THE BREACH OF SECTION 6.14, AND CLAIMS FOR INDEMNIFICATION UNDER SECTION 9.2(d), SECTION 9.2(e), SECTION 9.2(f), AND SECTION 9.2(g) THE MAXIMUM AGGREGATE LIABILITY OF THE SELLER AND PARENT PURSUANT TO ALL CLAIMS FOR INDEMNIFICATION UNDER SECTION 9.2, COLLECTIVELY, SHALL BE LIMITED TO, AND SHALL NOT EXCEED, 10% OF THE ADJUSTED PURCHASE PRICE AND (B) THE MAXIMUM AGGREGATE LIABILITY OF THE SELLER AND PARENT WITH RESPECT TO ALL CLAIMS FOR INDEMNIFICATION UNDER SECTION 9.2 (INCLUDING WITH RESPECT TO THE BREACH OF ANY FUNDAMENTAL REPRESENTATION, THE BREACH OF SECTION 6.14, AND CLAIMS FOR INDEMNIFICATION UNDER SECTION 9.2(d), SECTION 9.2(e), SECTION 9.2(f), AND SECTION 9.2(g)), COLLECTIVELY, SHALL BE LIMITED TO, AND SHALL NOT EXCEED, THE PURCHASE PRICE;

(ii)(A) EXCEPT WITH RESPECT TO THE BREACH OF ANY FUNDAMENTAL REPRESENTATION AND CLAIMS FOR INDEMNIFICATION UNDER SECTION 9.3(c) OR SECTION 9.3(d), THE MAXIMUM AGGREGATE LIABILITY OF THE BUYER PURSUANT TO ALL CLAIMS FOR INDEMNIFICATION UNDER SECTION 9.3, COLLECTIVELY, SHALL BE LIMITED TO, AND SHALL NOT EXCEED, 10% OF THE ADJUSTED PURCHASE PRICE AND (B) THE MAXIMUM AGGREGATE LIABILITY OF THE BUYER WITH RESPECT TO ALL CLAIMS FOR INDEMNIFICATION UNDER SECTION 9.3 (INCLUDING WITH RESPECT TO THE BREACH OF ANY FUNDAMENTAL REPRESENTATION OR PURSUANT TO CLAIMS FOR INDEMNIFICATION UNDER SECTION 9.3(c) OR SECTION 9.3(d)), COLLECTIVELY, SHALL BE LIMITED TO, AND SHALL NOT EXCEED, THE PURCHASE PRICE;

(iii) except with respect to the breach of any Fundamental Representation, the Seller and Parent shall not be liable to any Buyer Indemnified Party for any claim for indemnification under Section 9.2(a), Section 9.2(b) or Section 9.2(c) unless and until the aggregate amount of indemnifiable Damages that may be recovered from the Seller equals or exceeds Four Hundred Thousand Dollars ($400,000.00) (the “Deductible Amount”), in which case the Seller and the Parent shall be liable only for the Damages in excess of the Deductible Amount;

(iv) except with respect to the breach of any Fundamental Representation, the Buyer shall not be liable to any Seller Indemnified Party for any claim for indemnification under Section 9.3(a) and Section 9.3(b) unless and until the aggregate amount of indemnifiable Damages that may be recovered from the Buyer equals or exceeds the Deductible Amount, in which case the Buyer shall be liable only for the Damages in excess of the Deductible Amount;

(v)(A) except as described in clause (B) with respect to the breach of a Fundamental Representation or any claim for indemnification under Section 9.2(d) and Section 9.2(f) and clause (C) with respect to any claims for indemnification under Section 9.2(e), Section 9.2(g), or Section 9.2(h), the Seller and Parent shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Damages resulting from a claim for indemnification asserted more than 18 months after the Closing Date (or, in the case of covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, 18 months following the date by which all such performance was due); (B) with respect to any claim for indemnification under Section 9.2(a) for breach of a Fundamental Representation or any claim for indemnification under Section 9.2(d) or Section 9.2(f), the Seller and the Parent shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Damages resulting from a claim for indemnification asserted more than three years after the Closing Date; and (C) with respect to any claims for indemnification under Section 9.2(e), Section 9.2(g), or Section 9.2(h), the Seller and the Parent shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Damages resulting from a claim for indemnification thereunder asserted after the expiration of the statute of limitations applicable to the subject matter of such claim;

(vi) the Seller and Parent shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Damages to the extent that an accrual or reserve for the amount of such Damages was reflected on the Final Closing Statement;

(vii)(A) except as described in clause (B) with respect to the breach of a Fundamental Representation and except with respect to the covenants and agreements in Sections 6.12 and 6.13, the Buyer shall not be obligated to indemnify any Seller Indemnified Party with respect to any Damages resulting from a claim for indemnification under Section 9.3(a) and Section 9.3(b) asserted more than 18 months after the Closing Date (or, in the case of covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, 18 months following the date by which all such performance was due); (B) with respect to any claim for indemnification under Section 9.3(a) for breach of a Fundamental Representation or with respect to any claim for indemnification under Section 9.3(d), the Buyer shall not be obligated to indemnify any Seller Indemnified Party with respect to any Damages asserted more than three years after the Closing Date; and (C) with respect to any claim for indemnification under Section 9.3(c), the Buyer shall not be obligated to indemnify any Seller Indemnified Party with respect to any Damages resulting from a claim for indemnification thereunder after the expiration of the statute of limitations applicable to the subject matter of such claim;

(viii) the Seller and the Parent shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Damages to the extent that such amounts are included in the definition of Net Working Capital and the Buyer received a benefit from the reflection of such matter in the calculation of the adjustment of the Purchase Price, if any, as finally determined pursuant to Section 2.3;

(ix) no party hereto shall have any liability under any provision of this Agreement for any punitive, consequential, special, or indirect damages, including business interruption, damages based on multiples of earnings, diminution in value, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, other than punitive, consequential, special, or indirect damages actually recovered by third parties in connection with a Third Party Claim;

(x) any indemnity for the breach of any representation and warranty in Section 4.14 is limited solely to Taxes or Damages relating to or arising from Taxes for any Pre-Closing Period or the Pre-Closing portion of any Straddle Period; and

(xi) in the event the Buyer proceeds with the Closing notwithstanding the Knowledge of the Buyer at or prior to the Closing of any breach by the Seller or the Company of any representation, warranty or covenant in this Agreement, no Buyer Indemnified Party shall have any claim or recourse against the Seller or any of its Affiliates or Representatives with respect to such breach under this Article IX or otherwise to the extent of such Knowledge of the Buyer.

(b) The amount of any and all Damages under this Article IX shall be determined net of (i) any Tax benefit realizable by the applicable Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Damages (including any Tax benefit arising in the two subsequent taxable years) and (ii) any insurance of other recoveries payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification net of attorneys’ fees and expenses and other out-of-pocket costs of the indemnified party incurred in connection with the Indemnified Party’s collection of such insurance proceeds that are not otherwise actually and irrevocably recovered by the Indemnifying Party. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Damages.

(c) The Buyer and the Seller shall cooperate with each other with respect to resolving any claim, liability or Damage for which indemnification may be required hereunder, including by making, or causing the applicable Indemnified Party to make, all reasonable efforts to mitigate any such claim, liability or Damage. In the event that the Buyer or the Seller shall fail to make such reasonable efforts, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any claim, liability or

Damage that could reasonably be expected to have been avoided if such efforts had been made. Without limiting the generality of the foregoing, the Buyer and the Seller shall, or shall cause the applicable Indemnified Party to, use reasonable efforts to seek full recovery under all insurance policies covering any Damage to the same extent as they would if such Damage were not subject to indemnification hereunder.

(d) Notwithstanding the joint and several liability of the Seller and Parent under Section 9.2, the Buyer agrees (on behalf of itself and all Buyer Indemnified Parties) that it shall first seek a remedy against the Seller with respect to any indemnification claim asserted hereunder before seeking to recover any Damages directly from the Parent. For the avoidance of doubt, each and every limitation in this Article IX on the liability and/or obligations of the Seller shall apply equally as a limitation on the liability of the Parent and on the joint and several liability of the Seller and the Parent collectively.

Section 9.6 Assignment of Claims. If any Buyer Indemnified Party receives any payment from the Seller or the Parent in respect of any Damages pursuant to Section 9.2 and the Buyer Indemnified Party could have recovered all or a part of such Damages from a third party (other than a customer of the Company, provided the Buyer Indemnified Party has complied with the last sentence of this Section 9.6) (a “Potential Contributor”) based on the underlying claim asserted against the Seller or the Parent, the Buyer Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit the Seller or the Parent to recover from the Potential Contributor the amount of such payment. If any such assignment would afford the Potential Contributor any defense to the payment of the same, such assignment shall not take place and the Buyer Indemnified Party will, at the Seller’s direction and expense, take all reasonable actions to seek to recover such claim from such Potential Contributor. Any payment received in respect of such claim against the Potential Contributor (whether by the Seller or the Parent or the relevant Buyer Indemnified Party as provided in the immediately preceding sentence) shall be distributed, (a) first, to the Buyer Indemnified Party in the amount of any deductible or similar amount required to be paid by the Buyer Indemnified Party prior to the Seller or the Parent being required to make any payment to the Buyer Indemnified Party plus, in the case of any claim by a Buyer Indemnified Party as provided in the immediately preceding sentence, the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, (b) second, to the Seller or the Parent in an amount equal to the aggregate payments made by the Seller or the Parent to the Buyer Indemnified Party in respect of such claim, plus the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim and (c) the balance, if any, to the Buyer Indemnified Party. Notwithstanding the foregoing, the term “Potential Contributor” shall not include, and the foregoing paragraph shall not apply to, any current customer of the Company if, in each case, prior making a claim for indemnification under Section 9.2, the Buyer Indemnified Party has used commercially reasonable efforts to seek recovery of such Damages from such customer; provided, the Buyer Indemnified Parties shall not be required to commence an Action against any such customer in order to comply with this provision.

Section 9.7 Exclusivity. EXCEPT IN THE CASE OF FRAUD, THIS ARTICLE IX WILL PROVIDE THE EXCLUSIVE REMEDY OF THE PARTIES FOR ANY BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR OTHER CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Seller;

(b)(i) by the Seller, if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.1, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Seller or (ii) by the Buyer, if the Seller or the Company breaches or fails to perform in any respect any of its respective representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;

(c) by Seller if the Closing shall not have occurred by January 29, 2016 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 10.1(c) shall not be available if the Seller or the Company breaches or fails to perform in any respect any of its respective representations, warranties or covenants contained in this Agreement or any Ancillary Agreement, and such breach or failure to perform gives rise to the failure of a condition set forth in Section 8.2 and shall have been the cause of the failure of the Closing to occur on or prior to such date; or

(d) by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 6.9.

The party seeking to terminate this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)) shall give prompt written notice of such termination to the other party.

Section 10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Section 3.5, Section 4.21 and Section 5.4 relating to broker’s fees and finder’s fees, Section 6.8 relating to confidentiality, Section 6.10 relating to public announcements, Section 10.3 relating to the Buyer Termination Fee, Section 11.1 relating to fees and expenses, Section 11.4 relating to notices, Section 11.7 relating to third-party beneficiaries, Section 11.8 relating to governing law, Section 11.9 relating to submission to jurisdiction and this Section 10.2 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

Section 10.3 Buyer Termination Fee.

(a) In the event this Agreement is terminated (i) by the Seller pursuant to Section 10.1(b)(i) or (ii) by the Seller pursuant to Section 10.1(c), the Buyer shall irrevocably forfeit to the Seller the entire Deposit (the “Buyer Termination Fee”). In the event this Agreement is terminated for any reason other than as specified in the foregoing clauses (i) and (ii), the Seller shall, promptly and in any event within three (3) Business Days following such termination, refund to the Buyer by wire transfer of immediately available funds the entire Deposit. For avoidance of doubt, if the Closing should occur, the Deposit will be retained by the Seller and shall constitute part of the Purchase Price.

(b) The parties acknowledge that (i) the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Buyer Termination Fee is not a penalty, but rather is liquidated damages, in a reasonable amount that will compensate the Seller in the circumstances in which such fee is paid for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties would not enter into this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated by the Seller or the Buyer in circumstances where the Buyer Termination Fee is payable, and the Seller elects to retain the Deposit as payment of the Buyer Termination Fee pursuant to Section 10.3(a), the receipt of the Buyer Termination Fee shall be the sole and exclusive remedy of the Seller and the Company and their Affiliates against the Buyer and any of its general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents for any Damages suffered as a result of the failure of the transactions contemplated hereby to be consummated.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 11.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 11.3 Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to the Seller or Parent to:

Ducommun LaBarge Technologies, Inc.

23301 Wilmington Avenue

Carson, CA 90745-6209

Attention: James S. Heiser, Vice President and General Counsel

Facsimile: (310) 513-7279

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

46th Floor

Los Angeles, CA 90071

Attention: Scott J. Calfas

Facsimile: (213) 229-6362

E-mail: scalfas@gibsondunn.com

(ii) if to the Buyer or the Company, to:

Intervala, LLC

285 Kappa Drive, Suite 100

Pittsburgh, PA 15238

Attention: Teresa Huber, CEO

with a copy (which shall not constitute notice) to:

Metz Lewis Brodman Must O’Keefe LLC

535 Smithfield Street, Suite 800

Pittsburgh, PA 15222

Attention: Christopher A. Brodman

Facsimile: (412) 918-1199

E-mail: cbrodman@metzlewis.com

Section 11.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 11.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, including any implied covenants regarding noncompetition or nonsolicitation, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 11.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Section 6.7, Section 6.12 and Article IX, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.

Section 11.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (in contract or tort) shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 11.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware State court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.10 Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is readily apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 11.11 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Seller or the Buyer or any officer, director, employee, Representative or investor of any party hereto.

Section 11.12 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided further, that the Seller may assign any of its rights under this Agreement, including the right to receive the Purchase Price, to one or more Affiliates of the Seller without the consent of the Buyer or the Company; provided still further, that, after the Closing, the Buyer may, without obtaining the prior consent of the Seller or Parent, merge or consolidate the Company with or into an Affiliate of the Buyer or the Company and the rights of the Buyer and the Company under this Agreement shall survive any such merger or consolidation and shall inure to the benefit of the Person surviving any such merger or consolidation; provided still further, that Buyer and the Company may make a collateral assignment of this Agreement for the benefit of its lenders without the consent of the Buyer or Parent; and provided still further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 11.13 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. For the avoidance of doubt, while the Seller may pursue both a grant of specific performance and payment of the Buyer Termination Fee under Section 10.3(a), under no circumstances shall the Seller be permitted or entitled to receive both a grant of specific performance and the Buyer Termination Fee.

Section 11.14 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 11.15 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.17 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 11.18 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 11.19 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 11.20 Legal Representation.

(a) The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) acknowledges and agrees that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) has acted as counsel for the Seller and the Company in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Gibson Dunn has not acted as counsel for any other Person, including the Buyer.

(b) Only the Seller, the Company and their respective Affiliates shall be considered clients of Gibson Dunn in the Acquisition Engagement. The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that all confidential communications between the Seller, the Company and their respective Affiliates, on the one hand, and Gibson Dunn, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Seller and its Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held, or used by the Buyer or the Company upon or after the Closing. Accordingly, the Buyer shall not have access to any such communications, or to the files of Gibson Dunn relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Gibson Dunn in respect of the Acquisition Engagement constitute property of the client, only the Seller and its Affiliates shall hold such property rights and (ii) Gibson Dunn shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or the Buyer by reason of any attorney-client relationship between Gibson Dunn and the Company or otherwise; provided, however, that notwithstanding the foregoing, Gibson Dunn shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Seller and its Affiliates; provided, that such representatives, accounts and advisors are instructed to maintain the confidence of such attorney-client communications). The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition Engagement, to the extent that such information or documentation was subject to an attorney-client privilege or work product protection owed to the Seller and/or its Affiliates. If and to the extent that, at any time subsequent to Closing, the Buyer or any of its Affiliates (including after the Closing, the Company) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) shall be entitled to waive such privilege only with the prior written consent of the Seller (such consent not to be unreasonably withheld).

(c) The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that Gibson Dunn has acted as counsel for the Seller, the Company and their respective Affiliates for several years and that the Seller reasonably anticipates that Gibson Dunn will continue to represent it and/or its Affiliates in future matters. Accordingly, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) expressly (i) consents to Gibson Dunn’s representation of the Seller and/or its Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including any post-Closing matter in which the interests of the Buyer and the Company, on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which Gibson Dunn may have previously advised the Seller, the Company or their respective Affiliates and (ii) consents to the disclosure by Gibson Dunn to the Seller or its Affiliates of any information learned by Gibson Dunn in the course of its representation of the Seller, the Company or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Gibson Dunn’s duty of confidentiality.

(d) The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) further covenants and agrees that each shall not assert any claim against Gibson Dunn in respect of legal services provided to the Company or its Affiliates by Gibson Dunn in connection with this Agreement or the transactions contemplated hereby.

(e) From and after the Closing, the Company shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is expressly engaged in writing by the Company to represent the Company after the Closing and either (i) such engagement involves no conflict of interest with respect to the Seller and/or any of its Affiliates or (ii) the Seller and/or any such Affiliate, as applicable, consent in writing to such engagement. Any such representation of the Company by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof. Furthermore, Gibson Dunn, in its sole discretion, shall be permitted to withdraw from representing the Company in order to represent or continue so representing the Seller.

(f) The Seller, the Company and the Buyer consent to the arrangements in this Section 11.20 and waive any actual or potential conflict of interest that may be involved in connection with any representation by Gibson Dunn permitted hereunder.

Section 11.21 No Presumption Against Drafting Party. Each of the Buyer, the Company and the Seller acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the Seller, the Company and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DUCOMMUN LABARGE TECHNOLOGIES, INC.

By:	/s/James S. Heiser
Name: James S. Heiser
Title: Secretary

DUCOMMUN INCORPORATED

By:	/s/James S. Heiser
Name: James S. Heiser
Title: Vice President

LABARGE ELECTRONICS, INC.

By:	/s/James S. Heiser
Name: James S. Heiser
Title: Secretary

INTERVALA, LLC

By:	/s/Teresa Huber
Name: Teresa Huber
Title: Chief Executive Officer

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT